Ernst & Young Ltd. 62 Forum Lane Camana Bay P.O. Box 510 Grand Cayman KY1-1106 CAYMAN ISLANDS	Tel: +1 345 949 8444 Fax: +1 345 949 8529 ey.com

CONSENT OF INDEPENDENT AUDITORS

We consent to the references to our firm under the caption "Financial Statements" in the Statement of Additional Information dated March 12, 2026, and included in this Pre-Effective Amendment No. 4 to the Registration Statement (Form N-2, Securities Act File No. 333-288759) of LibreMax Asset-Backed Income Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated October 23, 2025, with respect to the financial statements of LibreMax Structured Opportunities Fund and LibreMax Structured Opportunities Fund II, included in this Registration Statement, filed with the Securities and Exchange Commission.
Grand Cayman, Cayman Islands March 12, 2026

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